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                                                                     EXHIBIT 4.2


                      SECOND AMENDMENT TO RIGHTS AGREEMENT

     The Rights Agreement dated April 17, 1995 between Devon Energy Corporation and The First National Bank of Boston (Massachusetts), as amended on October 16, 1996, is hereby amended this 31st day of December, 1996 by the amendment of
Section 1(a) as follows:

     "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall hereafter become the Beneficial Owner of 15% or more of the Voting Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company or a Subsidiary of the Company for or pursuant to the terms of any employee benefit plan; provided, a Person who or which does no more than (i) become an Affiliate or Associate of a Person who or which (together with all Affiliates or Associates) is now a Beneficial Owner of 15% or more of the Voting Shares now outstanding, and/or (ii) become, by operation of clause
     (ii) or clause (iii) of Section 1(c), the Beneficial Owner of shares beneficially owned by a Person who or which (together with all Affiliates or Associates) is now a Beneficial Owner of 15% or more of the Voting Shares now outstanding, is not an Acquiring Person. Further, no Person shall become an Acquiring Person solely as the result of a reduction in the number of Voting Shares outstanding due to an acquisition of Voting Shares by the Company which increases the proportionate number of such Voting Shares Beneficially Owned by such Person to 15% or more unless and until that Person shall purchase or otherwise become (as a result of actions by such Person or its Affiliates or Associates) the Beneficial Owner of any additional Voting Shares of the Company; provided, further, that Kerr-McGee Corporation and its affiliates shall not be deemed an Acquiring Person pursuant to this Section solely as a result of the acquisition of Common Stock of the Company (i) upon consummation of the transactions pursuant to the Agreement and Plan of Merger among Devon Energy Corporation, Devon Energy Corporation (Nevada), Kerr-McGee Corporation, Kerr-McGee North American Onshore Corporation, and Kerr-McGee Canada Onshore Ltd. of even date herewith (the "Merger Agreement"); (ii) pursuant to transactions permitted by a Stock Rights and Restrictions Agreement substantially in the form of Exhibit F to the Merger Agreement, as such agreement may be amended from time to time (the "Stock Agreement"); and (iii) subsequent to termination of the Stock Agreement pursuant to Subsections 4.8(iii) (unless the Stock Agreement is reinstated pursuant to that Subsection), 4.8(iv), 4.8(v) or 4.8(vi).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                            DEVON OKLAHOMA CORPORATION

                                            By  /s/ J. LARRY NICHOLS
                                              ---------------------------------
                                              J. Larry Nichols, President
                                              and Chief Executive Officer
ATTEST:
/s/ MARIAN J. MOON
-------------------------
Marian J. Moon, Secretary
                                            THE FIRST NATIONAL BANK OF BOSTON
                                            (MASSACHUSETTS)

                                            By  /s/ COLLEEN SHEA KEATING
                                              ---------------------------------
                                              Administration Manager
ATTEST:

-------------------------
Secretary

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